Exhibit 5.1
[Weil, Gotshal & Manges LLP letterhead]
February 5, 2010
Viasystems Group, Inc.
101 South Hanley Road, Suite 400
St. Louis, Missouri 63105
Ladies and Gentlemen:
     We have acted as counsel to Viasystems Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-1, File No. 333-164186 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the sale by the parties listed as selling stockholders (the “Selling Stockholders”) in the Registration Statement of an aggregate of up to 1,390,087 shares of common stock, par value $0.01 per share, (the “Common Stock”) of the Company (the “Selling Stockholder Shares”). The Selling Stockholder Shares are to be delivered by Company to the Selling Stockholders and are being registered pursuant to a Note Exchange Agreement, dated as of October 6, 2009 among the Company, Maple Acquisition Corp. and the Selling Stockholders (the “Note Exchange Agreement”), which has been filed as Exhibit 10.8 to the Company’s Registration Statement No. 333-163040 on Form S-4 filed on November 12, 2009 (the “Merger Registration Statement”) and incorporated by reference into the Registration Statement.
     In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the form of the Third Amended and Restated Certificate of Incorporation of the Company to be filed with the Secretary of State of the State of Delaware at the closing of the merger contemplated by the Merger Registration Statement, filed as Exhibit 3.2 to the Merger Registration Statement; (ii) the form of the Second Amended and Restated Bylaws of the Company to be effective at the closing of the merger contemplated by the Merger Registration Statement, filed as Exhibit 3.5 to the Merger Registration Statement; (iii) the Registration Statement; (iv) the prospectus contained within the Registration Statement; (v) the Note Exchange Agreement; (vi) the form of Common Stock Certificate of the Company and (vii) such corporate records,

Viasystems Group, Inc.
101 South Hanley Road, Suite 400
St. Louis, Missouri 63105

agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.
     In such examination, we have assumed the Third Amended and Restated Certificate of Incorporation that will be filed with the Secretary of State of the State of Delaware will be substantially identical to the form of the Third Amended and Restated Certificate of Incorporation of the Company reviewed by us, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.
     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that upon payment and delivery in accordance with the Note Exchange Agreement, the Selling Stockholder Shares will be validly issued, fully paid and non-assessable.
     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement.

Very truly yours,
/s/ Weil, Gotshal & Manges LLP